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                                                                      EXHIBIT 10

               [LETTERHEAD OF VEDDER, PRICE, KAUFMAN & KAMMHOLZ]


                                October 4, 1996

Driehaus Mutual Funds
25 East Erie Street
Chicago, IL  60611

Board of Trustees:

          Reference is made to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Driehaus Mutual Funds (the "Fund") in connection with the proposed public offering of an indefinite number of shares of beneficial interest, no par value ("Shares"), in the Driehaus International Growth Fund (the "Portfolio"), an authorized series of the Fund.

          We have acted as counsel for the Fund since its inception and in such capacity have assisted in supervising its organization and have counseled the Fund regarding subsequent legal matters.

          Based upon the foregoing, we advise you and opine that (a) the Fund is a legally organized and validly existing business trust under the laws of the State of Delaware (commonly known as a Delaware business trust) which, unless terminated as provided in its Agreement and Declaration of Trust, shall continue in existence without limitation of time; and (b) the Fund is authorized to issue an unlimited number of Shares of the Portfolio and upon the issue of any thereof for cash at net asset value and receipt by the Fund of the authorized consideration therefor, the Shares of the Portfolio so issued will be validly issues, fully paid, and nonassessable by the Fund.

          We hereby consent to the use of this opinion in connection with said Registration Statement relating to said Shares and to the listing of our name as legal counsel therein.

                                      Very truly yours,

                                      VEDDER, PRICE, KAUFMAN & KAMMHOLZ


                                      By: /s/Cathy G. O'Kelly
                                          ----------------------------------
                                             Cathy G. O'Kelly